UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SCHEDULE 14A INFORMATION

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Enzo Biochem, Inc.
(Name of Registrant as Specified In Its Charter)
ROUMELL ASSET MANAGEMENT, LLC MATTHEW M. LOAR JAMES C. ROUMELL EDWARD TERINO
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Roumell Asset Management, LLC, together with the other participants named herein (collectively, “RAM”), filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Enzo Biochem, Inc., a New York corporation (the “Company”), and for the approval of two business proposals to be presented at the Annual Meeting.

Item 1: On December 24, 2020, RAM issued the following letter to shareholders of the Company (the “December 24 Letter”):

ROUMELL ASSET MANAGEMENT, LLC

****PROTECT YOUR INVESTMENT AND VOTE THE ENCLOSED GREEN PROXY CARD****

“Insanity is doing the same thing over and over and expecting different results.” - Albert Einstein

“When someone shows you who they are, believe them the first time.” - Maya Angelou

December 24, 2020

Dear Fellow Enzo Biochem, Inc. Shareholders:

My name is Jim Roumell. I am a deep-value investor and President of Roumell Asset Management, LLC, which is the sole investment advisor to the Roumell Opportunistic Value Fund, RAMSX. I am also someone who believes that obvious wrongs should be righted with obvious solutions. To that end, as one of Enzo Biochem’s, Inc. (“Enzo”, “ENZ”, or the “Company”), largest shareholders (we own 5.8% of the company’s shares), we are embarking on a campaign to elect two highly qualified independent directors to represent shareholders’ interests, and need your help. The Company’s shareholder value has been destroyed by years of Board entrenchment and business mismanagement.

In 2018, after considerable research, I began purchasing shares of ENZ. After a lengthy sit-down meeting with Dr. Elazar Rabbani (Chairman of the board of directors of ENZ (the “Board”) and CEO and Secretary of ENZ) in [April 2019]1, in the presence of Mr. Barry Weiner (President) and my colleague Tom Gandolfo, I concluded that Dr. Rabbani lacked the emotional temperament and clear-sighted judgment that was necessary to lead the company, despite what I believed to be significant underlying intrinsic value. I found Dr. Rabbani to be unnecessarily combative, petulant and wholly uninterested in genuine shareholder engagement. In July 2019, I decided to exit our ENZ position.

My frustration with the Company is no anomaly. Harbert Discovery Fund, L.P. and Harbert Discovery Co-Investment Fund I, LP (together, “Harbert”), ENZ’s largest shareholders, wrestled with its own frustrations with the Company, which ultimately resulted in Harbert successfully placing two independent directors on the Board earlier this year. This was a short-term high-water mark in my optimism about where the direction of the Company’s management and the Board was heading. A direction I believed would result in Harbert likely running an additional proxy campaign to dislodge Dr. Rabbani at the Company’s upcoming annual meeting of shareholders (which turned out to be incorrect). This coupled with the company’s success in receiving Emergency Use Authorization (EUA) for its Proprietary Test System for Detection of Coronavirus SARS-CoV-2 (“Covid-19”), persuaded me to reinvest in ENZ shares. Unfortunately, even battle tested owners can run out of patience—Harbert decided not to run an additional proxy fight. My optimism in the Company’s “new direction” was misplaced.

Currently, my firm controls nearly 2.8 million shares, which amounts to approximately 5.8% of ENZ’s outstanding shares. Historically, I have preferred to allow corporate management to run the businesses in which we invest as they see fit. Usually, the companies in which we invest are governed by management worthy of this trust granted to them. However, occasionally we come across a management team that is not worthy of such trust, and ENZ is such a situation. Although for me, activism is rare, representing fewer than 5% of RAMSX’s holdings in the past ten years, I have never been afraid to do whatever is necessary to protect shareholders’ interests. Though I’ve never run a proxy campaign because more often than not a constructive engagement and amicable resolution was possible, here the differences appear too great for such an outcome. Shareholders did not start this fight, but we will end it.

Dr. Rabbani has overseen decades of shareholder destruction for Enzo shareholders. All the while, he has been paid handsomely in compensation and perks despite his complete failure to create shareholder wealth. It may not legally qualify as theft, but for shareholders it certainly feels that way. Recently, the company shamed itself and insulted its shareholders, by removing any performance-based metric tied to potential bonus payments. Potential bonus payments immediately went from something earned, to something management is entitled to.

Dr. Rabbani and Mr. Weiner (co-founder and Dr. Rabbani’s brother-in-law) received bonus payments this year while simultaneously going cup-in hand to tax payers by taking money from our federal government under the Payment Protection Program. The audacity of it is breathtaking. Dr. Rabbani and Mr. Weiner will likely argue that their bonuses are well deserved since ENZ’s revenue run-rate is materially up this year. They should be reminded that revenue performance was due almost entirely to the Covid-19 crises and a once-in-a-century pandemic is not a business plan. In fact, ENZ has had operating losses every year since 2004, yet the Board has approved paying Chairman/CEO Dr. Rabbani and Mr. Weiner over $35 million cumulatively since 2004, including a significant cash bonus every year.

Decades of Dismal Performance

	Return as of 12/01/20
	20 year	10 year	5 year	1 year
Enzo Biochem (ENZ)	-91.3%	-53.4%	-52.0%	-18.9%
Laboratory Corporation of America (LH)	468.5%	135.7%	60.8%	16.7%
Quest Diagnostics (DGX)*	337.9%	149.5%	81.9%	18.0%
Invesco S&P SmallCap Health Care ETF (PSCH)	N/A	490.3%	112.6%	22.3%
Russell 2000 Index	301.9%	147.1%	52.5%	14.2%
S&P 500 Index	313.2%	273.2%	92.5%	19.8%

*	excludes dividends

ENZ Price
12/01/00	12/01/10	12/01/15	12/01/20
$24.78	$4.61	$4.48	$2.15

One would have to look long and hard to find publicly-traded companies today with a stock mark return over the past 20 years as poor as the one that Dr. Rabbani “leads”, though it is our belief that such performance could never be accurately categorized as “leadership.” “Laggard-ship,” certainly, but “leadership”, certainly not.

A History of Broken Promises and Shareholder Destruction

Barry Weiner’s history of public remarks conjures images of Annie, “The Sun’ll Come out Tomorrow, Bet your Bottom Dollar that Tomorrow There’ll be Sun...” But the Sun has never come out, and shareholders should stop betting that under Mr. Weiner’s hand it ever will. Among Mr. Weiner’s many promises, is his suggestion, beginning on the March 12th, 2018 investor call, that monetizing the Company’s therapeutic assets is imminent. On the March 12th, 2018 call, Mr. Weiner teasingly says, “I can’t say too much,” signaling that the Company was close to monetizing these assets. In subsequent calls, Mr. Weiner regularly referred to a potential spin-out, sale, joint venture, or licensing of the Company’s therapeutic assets. It’s been over two years since this idea was fed to shareholders as a means of soon-to-be value creation, yet there is nothing to show for this alleged event. That sun just keeps refusing to shine on Barry Weiner. (See “Addendum” for a long list of promises made on quarterly conference calls promulgated by Mr. Weiner over many years.)

In its report published in connection with the Company’s 2019 annual meeting of shareholders, Glass Lewis & Co. (“Glass Lewis”), a prominent proxy advisory firm summed up the company’s argument to stay the course as “...rehashed promises of value generation,” implying that like many of the Company’s shareholders, Glass Lewis is aware of ENZ’s reputation for over-promising and under-delivering. Much of that reputation has been earned by Mr. Weiner who has long been the Company’s public face and leads each quarterly investor call. Curiously, Dr. Rabbani, never participates on quarterly conference calls. He mysteriously keeps himself in the background, never communicating his “vision” directly to shareholders, despite his title of CEO. Never subjecting himself to an opportunity for shareholders to publicly question him or his “leadership.” Clearly, Enzo’s “leader,” Dr. Rabbani, does not want to interface with investors. The case against the Board, and ENZ’s current CEO, is a thoroughly sound one on many fronts.

Immediate Change is Needed

We believe shareholders know that the case to bring on new directors to the Board is easy to make. Dr. Rabbani is the poster-child of entrenchment (at the cost to shareholders), while his ability to create a viable, wealth-generating entity is non-existent. Enzo spent $4.1 million of shareholder resources in its campaign against Harbert, 7% of the company’s cash balance as of October 31, 2019, in a failed bid to disallow shareholder directed board representation.

In its February 25, 2020 report, Glass Lewis wrote, “...we are inclined to argue the current Enzo directors have manipulated Enzo’s corporate machinery in the extreme, given rise to a brazen 11th hour effort to supersede a shareholder vote in order to further the entrenchment of incumbent members.” In the same report Glass Lewis, a completely impartial third-party governance watchdog, referred to the Company’s efforts in fighting Harbert’s efforts for change as an “...unequivocally dubious governance shell game...”

Similarly, in its report February 2020 report, ISS stated the following regarding ENZ’s “shell game,”: “However, given the timing of the announcement (three days before the scheduled AGM and after apparently strong showing of support for dissident nominees), the board’s assertion that it is somehow shareholder friendly is not only misleading, but arguably deceptive.” ISS goes on to say, “The proposed increase in board size appears to be a late-stage entrenchment maneuver.”

Extraordinarily strong words from two institutions that understand the effects of even its subtle criticisms of companies.

As a reward for Harbert’s efforts to bring long-overdue change to the Enzo, the Company sued the shareholder that just last year won a fair election for board representation by an overwhelmingly wide margin; Harbert’s two nominees received 26 million and 19 million votes, respectively, while ENZ’s Weiner received 7.7 million votes. We do not understand how any reasonable person could believe shareholders’ interests are being served by this suit. From our perspective, only the petty, nasty and self-interested actions of Dr. Rabbani are being served. We have not seen him show any interest in being a proper steward of the company’s limited cash reserves, despite Enzo perennially burning through its cash. The recent behavior of Dr. Rabbani, which at best could be categorized as authoritarian and un-democratic, took place during an extended and ongoing decades long period of shareholder value destruction. In all of our years of investing, we have never come across such an audacious executive in a corporate board room.

We have nominated Matthew M. Loar and Edward Terino to the Board at this year’s upcoming annual meeting of shareholders. Each are seasoned public-company executives with significant public board experience. In fact, Mr. Terino has been placed on a number of public company boards as a result of shareholder led campaigns. His reputation for constructively contributing to micro-cap companies’ board rooms is exceptional. Mr. Terino is as an honest, hard-working broker. Complementing his skill set is Mr. Loar, who possesses deep and broad healthcare industry experience as an executive, both as CEO and CFO, combined with public company board roles.

Enzo has never suffered from a lack of Ph.Ds and/or M.D. Directors. While Drs. Tagliaferri and Walters are highly trained professionals in their respective fields, such respective talent has never resulted in value creation for ENZ shareholders. What is needed inside ENZ’s boardroom are seasoned public-company board members with experience holding management accountable and demanding operational results or pursuing strategic alternatives if profitability cannot be achieved given the business’s lack of scale, talent and/or the nature of the competitive landscape. Messrs. Terino and Loar possess such requisite experience.

We do not know why Fabian Blank and Peter Clemens, the independent directors put forth by Harbert, and elected overwhelmingly by shareholders early in 2020, resigned. Whatever the reason, it is not a good sign for shareholders’ interests and the underlying problems we hoped Messrs. Blank and Clements would attempt to address have not changed. We have complete confidence that the candidates we nominated, Matthew M. Loar and Edward Terino, will represent shareholders’ interests vigorously, objectively and lead the cause of addressing the Company’s problems. Messer. Loar and Terino “get it,” which is apparent when considering each of their priorities.

Messrs. Terino and Loar’s top priorities if chosen to serve on the Board:

●	Increase shareholder value through understanding the company’s business strategy and corresponding intermediate (three-year) financial plan.

●	Identify and evaluate strategic alliance and partnership opportunities.

●	Improve corporate governance to ensure that the Company has a best practices Board structure and corporate governance practices to improve its corporate governance ratings.

●	Improve the Company’s financial management to increase profitability, strengthen cash flow and liquidity, ensure optimal capital allocation to the Company’s businesses and potential investments, and better align compensation programs with financial performance.

●	Identify more effective and efficient ways for the Company to leverage its intellectual property portfolio.

●	Identify and implement improvements to the Company’s investor relations efforts to improve analyst and shareholder communications.

If you have already voted a white card from Enzo or provided your vote over the telephone to their proxy solicitor, you have every right to change your vote by voting a later dated GREEN proxy card.

For the all the obvious reasons outlined in this letter, we seek your vote in helping to right the ship of our mutual investment—as we have already stated, we believe obvious wrongs should be righted by obvious solutions. We thank you ahead of time for being part of the solution.

Sincerely,

Jim Roumell

Roumell Asset Management, LLC

VOTING INSTRUCTIONS

●	Only your latest dated vote counts! If you have already voted a white card from Enzo, you can revoke that voting the enclosed GREEN proxy card.

●	Please vote each and every GREEN proxy card you receive since you may own multiple accounts.

●	You may be able to vote by Internet or Telephone by using the control number located on the right-hand side of your GREEN Voting Instruction Form.

If you have any questions or need assistance voting your shares, please call Saratoga:

(888) 368-0379

(212) 257-0311

info@saratogaproxy.com

Addendum to Roumell Shareholder Letter dated December 24, 2020

Comments by Barry Weiner on Conference Calls and in Press Releases

Press Release dated December 7, 2015 – Results for the First Fiscal Quarter ended October 31, 20152

Comments by Barry Weiner:

“...we believe we can address the challenges facing the molecular diagnostics industry today—namely an increased demand for tests that is coupled with high costs of goods and declining reimbursement from payors. The value inherent in Enzo emanates from internally developed content, ranging from innovation to product, as well as our vertically integrated structure, all of which should allow us to provide products and services at significant savings to the market.”

Press Release “Overview” section:

“Enzo’s corporate strategy has come increasingly to the fore, based on the Company being an integrated diagnostics entity, one uniquely structured to capitalize upon ongoing reimbursement pressures being experienced in the molecular diagnostics market. The recent approval of the AmpiProbe-HCV assayTM represents just the first of a number of molecular tests that Enzo plans to introduce based on that nucleic acid amplification and detection platform. Currently in the AmpiProbeTM development pipeline are products for the identification of women’s health infectious diseases as well as additional assays for quantification of viral loads for other diseases.”

Press Release dated March 9, 2016 – Results for the Second Fiscal Quarter and Fiscal First Half ended January 31, 20163

Comments by Barry Weiner:

In addition to those products already approved, we are actively developing, and expect to soon file for approval, major new assays that will further enhance the flexibility and application of our AmpiProbeTM and FlowscriptTM technologies... With its use, savings could amount to 30% to 50% on certain diagnostic tests, offsetting steadily declining reimbursements and rising product costs that are sharply cutting into profitability at Clinical Labs.

The Company expects over the coming year to introduce various analytes in its developing women’s health panel, in addition to a fertility assay and a cardiac marker. The Company has completed and submitted a validation package to the New York State Department of Health for its latest AmpiProbeTM based assay to identify the presence of the most common species of Candida...”

Press Release dated September 27, 2017 – Results for the Fourth Quarter and Fiscal Year ended July 31, 20174

Comments by Barry Weiner:

“Our position as an innovative provider of low cost but highly versatile women’s health diagnostics has likewise resulted in expanding opportunities that soon will allow for diagnosis from a single blood sample for a variety of female infections, making life easier for physician and patient alike. We are completing final steps to launch our AmpiProbe® PCR platform specialized 14-analyte panel, that will further establish Enzo’s strong MDx position in women’s health.

Enzo’s technical know-how and abilities are rapidly coming together to drive growth. Our Polyview product, an enhanced detection system used by pathologists in reading tissue biopsies, was the subject of a

2 https://www.enzo.com/corporate/press-releases/enzo-biochem-reports-strong-first-quarter-results-execution-on-corporate-strategy-seen-in-companys-results

3 https://www.enzo.com/corporate/press-releases/enzo-biochem-reports-increased-fiscal-second-quarter-results

4 https://www.enzo.com/corporate/press-releases/enzo-biochem-reports-increase-in-revenues-and favorable article in the prestigious peer reviewed Annals of Diagnostic Pathology because it resulted in no false-positives in tests as compared to others, including some of the leaders in the field, whose tests indicated a large percentage of false positives.”

Earnings Release Call held on March 13, 2018 – Results for the Second Fiscal Quarter and First Half ended January 31, 20185

Comments by Barry Weiner:

“In terms of the therapeutic areas, we have not commented much on our therapeutic activity, because we did not want to divert the focus on our diagnostic strategy. As you well know, because you asked the question, we do have a number of therapeutic compounds under development, most of these are being developed in the form of funded partnerships with different entities. One was with NIH, others are under other grant processes. I can’t say too much, but I hope you will begin to hear more about these into the future, as they are beginning to emerge from the testing protocols that they have been undergoing. I believe, that there is asset value here, and it is something that we as a company are absolutely focused on, and we hope to create shareholder value from that.

I think it’s probably wise to just not say too much more about it, and the wait -- the evolution of this, but it is definitely in the vision of where we are moving right now.”

Earnings Release Call held on June 12, 2018 – Results for the Third Fiscal Quarter ended April 30, 20186

Comments by Barry Weiner:

“We have had an area of activity in the therapeutic area for quite a while. It has been quietly pursued. We’ve kept some very interesting products in that area that are being looked at and explored to bring to commercialization...

I think there will be more to be said about the therapeutic activity in the near future, but at this time it is active, it is viable and I believe it may have extremely positive consequences for us as a company.”

Earnings Release Call held on October 16, 2018 – Results for the Fourth Quarter and Fiscal Year ended July 31, 20187

Comments by Barry Weiner:

“As we are all aware the market potential for cancer related compounds is quite high. We believe the efforts behind this and efforts behind some of our other therapeutic programs some of which as you are aware have already been through human studies are quite valuable and I believe not well understood by the marketplace partially that is our need to focus on the strategy that we’ve been focusing on in the diagnostics area, but I can envision at a point in time assuming these assets maintain their viability, the value of them being offered to our shareholders in various possible formats either in partnerships, joint ventures or in acquisition of or sale of these compounds to third parties. We are exploring different modes of value and opportunity and we hope to pursue this and obtain more clarity over the next year.”

5https://seekingalpha.com/article/4155911-enzo-biochem-enz-q2-2018-results-earnings-call-transcript?part=single

6 https://seekingalpha.com/article/4181039-enzo-biochem-inc-enz-q3-2018-results-earnings-call-transcript?part=single

7 https://seekingalpha.com/article/4211931-enzo-biochem-inc-enz-q4-2018-results-earnings-call-transcript?part=single

Press Release dated March 11, 2019 – Results for the Second Fiscal Quarter and First Half ended January 31, 20198

The Company is rapidly implementing its strategic plan to build a comprehensive menu of reagents, automated systems, and related consumables on several independent platforms and systems. This effort started with research and development activity, which was initiated several years ago, adaptation and validation of products to automated systems and has extended into GMP manufacturing. These automated systems are in the process of clinical trial for submission to obtain LDT, CE Mark and FDA approvals where appropriate. Enzo’s business development efforts are ongoing with potential partners that would accelerate market access and penetration to provide much need margin relief to small and midsize clinical and hospital laboratories.

Earnings Release Call held on March 12, 2019 – Results for the Second Fiscal Quarter and First Half ended January 31, 20199

Comments by Barry Weiner:

“Enzo has expanded on marketing and sales activities to address the market opportunities which include a broad range of diagnostic testing including FISH [ ], immunohistochemistry, and molecular diagnostics...

In the past quarter alone, we have held numerous discussions of many strategic partners, many of whom we’ve met with over the last year. Defining the scope of new relationships and building collaborations and partnerships takes time. However, Enzo’s disruptive strategic plan is gaining market awareness and acceptance and we are confident new relationships will materialize...

We have been actively working quietly in the therapeutic area. It is a program that has not required a lot of capital investment at this point in time. We are actually looking to outside sources to support that activity. But there is an interesting active approach which is being explored at this point in time.

It’s too early to comment on that. We believe our therapeutic assets are meaningful. We don’t believe we are getting much credit for that within the company at this point in time. I am optimistic that you will see activity there that will create value generation for us as a company...

...I did say that we are in the process of exploring approaches to create value around the therapeutics business, yes.”

8 https://www.enzo.com/corporate/press-releases/enzo-biochem-reports-fiscal-2019-second-quarter-results

9 https://seekingalpha.com/article/4248098-enzo-biochem-inc-enz-q2-2019-results-earnings-call-transcript

Earnings Release Call held on June 11, 2019 – Results for the Third Fiscal Quarter ended April 30, 201910

Comments by Barry Weiner:

“We know that growth is how we will be measured and valued. And we are focused on the growth initiatives underway. First of which is our strategic relationship program. Enzo is in active discussions with several leading global life sciences and medical device companies, as well as manufacturers of automated systems to develop strategic relationships in three key platforms: molecular diagnostics, immunohistochemistry, and our Elisa platform.

The discussions involve developing long-term relationships and automation and manufacturing, distribution, marketing and product sales. We are pleased by the awareness and acceptance we are receiving. And our goal is to announce at least one of these relationships by the end of calendar 2019.”

Earnings Release Call held on October 15, 2019 – Results for the Fourth Quarter and Fiscal Year ended July 31, 201911

Comments by Barry Weiner:

“One important note related to our strategic activities. As we noted in a release and so has retained Lazard to Assist in Strategic Relationships and New Venture Creation across the company’s four core platforms: molecular, immunohistochemistry, cytology and immunology. We expect to update the market by the end of the calendar year on these discussions.”

Earnings Release Call held on December 11, 2019 – Results for the First Fiscal Quarter ended October 31, 201912

Comments by Barry Weiner:

“While the company remains committed to the strategic path of Enzo Therapeutics, the Board of Directors made the determination that given the significant capital requirements necessary at this point to fully recognize the therapeutic subsidiary’s value, and address the opportunities for further validation to drive commercialization, it would consider various alternatives. The alternatives under consideration, include a spin-off, sale, joint venture, or licensing of its intellectual property.Our legal and finance teams along with our investment bankers are working diligently on this initiative, and we will look forward to updating our shareholders on the next steps as they emerge.”

Press Release dated March 5, 2020 – Results for the Second Fiscal Quarter and First Half ended January 31, 202013

Highlights for the Quarter:

“Enzo continues to explore various avenues to unlock value in Enzo Therapeutics, a biopharmaceutical subsidiary of Enzo [ ]. Alternatives under consideration include a possible spin-off, sale, joint venture or licensing of its intellectual property.”

10 https://seekingalpha.com/article/4269676-enzo-biochem-inc-enz-q3-2019-results-earnings-call-transcript

11 https://seekingalpha.com/article/4296673-enzo-biochem-inc-enz-q4-2019-results-earnings-call-transcript

12 https://seekingalpha.com/article/4311744-enzo-biochem-inc-enz-q1-2020-results-earnings-call-transcript?utm_medium=referral&utm_source=partner_conferencecalltranscripts%3Fpart%3Dsingle

13 https://www.enzo.com/corporate/press-releases/enzo-biochem-reports-fiscal-second-quarter-results-2020

Earnings Release Call held on June 8, 2020 – Results for the Third Fiscal Quarter ended April 30, 202014

Comments by Barry Weiner:

“We are in dialog with a number of different parties concerning many of the different aspects of our business, whether it’s on the diagnostics front. We have historically commented. We have been exploring opportunities on the therapeutic front as well. The COVID issue certainly forced all companies to take a look inward in terms of their survival, their strategic plans moving forward. So I think during the last few months that has been the general nature of the industry.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ROUMELL ASSET MANAGEMENT, LLC (“ROUMELL”) STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO ROUMELL.

The participants in the proxy solicitation are Roumell Asset Management, LLC, Matthew M. Loar, James C. Roumell and Edward Terino (collectively, the “Participants”).

As of the date hereof, Roumell beneficially owns 2,769,479 shares of common stock, $0.01 par value per share (the “Common Stock”) of the Company. Mr. Roumell, as the President of Roumell Asset Management, LLC, may be deemed the beneficial owner of the 2,769,479 shares of Common Stock beneficially owned by Roumell Asset Management, LLC. As of the date hereof, neither Messrs. Loar or Terino owns any shares of Common Stock.

14 https://seekingalpha.com/article/4352677-enzo-biochem-inc-enz-q3-2020-results-earnings-call-transcript?utm_source=conferencecalltranscripts.org?part=single&utm_medium=referral

Questions on how to vote the GREEN Proxy Card? Please call:

Saratoga Proxy Consulting LLC

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New York, NY 10018

(212) 257-1311

Shareholders Call Toll Free at: (888) 368-0379

Email: info@saratogaproxy.com

Item 2: Also on December 24, 2020, RAM issued the following press release:

Roumell Asset Management Files Definitive Proxy Statement and Sends Letter to Enzo Biochem Shareholders

Urges Shareholders to Support Two Highly Qualified Director Nominees by Voting the GREEN Proxy Card

Believes Enzo Biochem should delay its Annual Meeting

CHEVY CHASE, MD. Dec 24, 2020 /PRNewswire/ -- Roumell Asset Management, LLC (“Roumell”), which owns 5.78% of the outstanding shares of common stock of Enzo Biochem, Inc.(NYSE: ENZ) (“Enzo” or “the Company”), filed definitive proxy materials yesterday with the Securities and Exchange Commission in connection with the Company’s upcoming annual meeting of shareholders (the “Annual Meeting”) currently scheduled to be held on January 4, 2021.

Roumell today also issued a letter to shareholders in support of its two nominees and its proposals included in its definitive proxy statement. Notably, Roumell has put forth two nominees and presented a pair of proposals to reconstitute the Enzo board by electing Roumell’s two highly qualified and independent nominees: Matthew M. Loar and Edward Terino. Roumell believes that the director nominees nominated by Roumell will, if elected, utilize their deep industry knowledge and prior experience on public company boards to the benefit of shareholders, and will provide new objective and independent perspectives to the Company’s board of directors (the “Board”).

Roumell urges all shareholders to vote the GREEN proxy card “FOR” both of its nominees, as well as for its two business proposals. If Enzo shareholders have voted the company’s white proxy, a later-dated GREEN proxy will revoke that vote.

Since time may be short before the Annual Meeting, Roumell urges shareholders to vote by internet or telephone. Although the Company has remained steadfast in its decision to keep the date of the Annual Meeting as January 4, 2020, Roumell hopes that the Board realizes that it would be in shareholders’ best interest to postpone the Annual Meeting until a later date that would allow shareholders to form their own opinions about the contested nature of the meeting.

Roumell believes that no harm or injury to the Company or shareholders would occur if the Company delayed the date of the Annual Meeting, and the decision to do so would signal the Company’s interest in and support for shareholder democracy. In the alternative, Roumell believes that if the Company decides to refuse to delay the Annual Meeting, such a decision would signal an animosity for shareholders’ interest and antipathy for shareholder democracy.

Roumell seeks to remove from the Board Enzo’s long-standing Chairman & CEO, Dr. Elazar Rabbani, who Roumell believes has overseen decades of value destruction, while being paid egregious compensation.

Roumell’s letter to shareholders, as well as its definitive proxy statement can be found here and at www.saratogaproxy.com/Roumell

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

Contacts

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Item 3: Also on December 24, 2020, RAM posted its definitive proxy statement, filed with the SEC on December 23, 2020, and the December 24 Letter to www.saratogaproxy.com/Roumell. A screenshot of the materials on the website is below: